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                                                            EXHIBIT 10.8
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                         EMPLOYMENT AGREEMENT

     AGREEMENT dated as of the 1st day of December, 1999, between KELLWOOD COMPANY, a Delaware corporation, hereinafter called (the "Corporation"), and HAL J. UPBIN residing at 625 South Skinker Boulevard, Clayton, Missouri 63105-2301, hereinafter called (the "Executive").

     NOW, THEREFORE, IT IS AGREED:

     1. Employment.  (a) The Corporation hereby employs Executive in an
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executive capacity as President and Chief Executive Officer, for the period (the "Employment Period") commencing as of December 1, 1999, and ending on January 31, 2004. Executive hereby accepts such employment in St. Louis, Missouri, and agrees to devote his full time and effort to the services of the Corporation in such executive capacity, and as a Director, if elected, with such other duties as may be reasonably assigned to him by the Board of Directors of the Corporation, and to act in an executive capacity and/or as a Director without additional compensation for any of its subsidiaries, affiliated companies or others as the Board of Directors shall require. Any outside directorships shall be agreed upon and approved in advance by the Board of Directors.

     (b) In the event Executive shall become disabled during the Employment period, the Corporation shall continue to pay his salary at the same rate and times as in effect on the date of disability. The Corporation shall also continue to provide Executive with all benefits to which he is entitled hereunder. If such disability continues for a continuous period of one year, the Board of Directors of the Corporation, at its option, may thereafter terminate the employment of Executive. For purposes of this Employment Agreement, disability shall mean a mental or physical illness or condition which in the reasonable judgment of the Board of Directors renders Executive incapable of performing his duties as required hereunder.

     (c) If Executive dies during the Employment Period, the Corporation shall continue to pay his salary, at the same rate and times as in effect on the date of his death, to the representative of Executive's estate, or otherwise as Executive may by will direct, for a period of one year after his death.

     2. Base Salary.  During the Employment Period, the Corporation
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shall pay to Executive for all services rendered by him to the
Corporation in any capacity a minimum annual salary at the rate of One Million Dollars ($1,000,000.00) to be paid in twelve equal monthly payments. Executive's salary shall be reviewed yearly, contemporaneously with the January 31 year end. The first such review will be as of January 31, 2001.


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     3. Other Compensation.  During the Employment Period, the Executive
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shall be entitled to participate in all compensation and benefit programs (including but not limited to life, medical and disability insurance, retirement, vacation, automobile, St. Louis Club membership, cash and stock bonus, and stock options) as the Corporation may from time to time offer or make available to other officers employed by the Corporation and its subsidiaries. The Corporation also shall provide Executive and his family medical and major medical insurance coverage on the same basis as provided to other officers of the Corporation. The Corporation shall also provide Executive the special Retirement and Death Benefit he is now entitled to under that certain "Death Benefit Agreement" dated June 2, 1994; as well as coverage under the Corporation's Directors and Officers Liability Policy.

     4. Expenses.  The Corporation agrees to reimburse Executive for all
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travel, entertainment and other expenses reasonably incurred by
Executive in rendering the services called for by this Agreement, provided that Executive shall submit vouchered expenditures in reasonable detail to the Corporation. Corporation shall issue credit cards to Executive on the same basis as other officers of the Company for this purpose.

     5. Vacation.  Executive shall be entitled each year to a vacation
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of four weeks, during which time his salary shall be paid in full, to be taken at such time or times that Executive may reasonably select.

     6. Confidential Information.  Executive agrees not to disclose or
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use at any time except in pursuit of the business of the Corporation, any confidential information of the Corporation, whether Executive has such information in his memory or embodied in writing or other physical form. For purposes of this Agreement the phrase "confidential information" means all information relating to the Corporation which (a) is known only to the Corporation's employees including former employees of the Corporation or employees of affiliated companies, or others in a confidential relationship with the Corporation, and (b) relates to specific business matters, such as operational procedures of the Corporation or customers or accounting procedures of the Corporation.

     7. NonCompete.  Executive agrees that, while payments are being
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made to him hereunder, he will not, directly or indirectly, engage in or have a substantial interest in any business (except for ownership of less than 5% of the outstanding publicly traded stock of any class of any corporation) which at the time shall be in whole or substantial part competitive with any part of the business carried on by the Corporation or its subsidiaries now or at any time until the end of the Employment Period, either for his own or family's benefit or with any person, firm or corporation whatsoever other than the Corporation and its subsidiaries. Executive further agrees that he will report to the Board of Directors of the Corporation any substantial business dealings between himself or his family and


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Corporation or any of its subsidiaries including dealings between the
Corporation and a company in which he or any of his family has a substantial financial interest. Executive agrees to immediately terminate the business dealing if the Board of Directors of the Corporation determines in good faith that a conflict exists.

     8.  Corporation's Successor.  In the event that the Corporation
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shall at any time be liquidated or dissolved (either in whole or in substantial part), be merged with or consolidated into any other corporation or corporations, or in the event that all or substantially all of the assets of the Corporation shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the successor of the Corporation to which such assets shall be sold or transferred (the "Corporation's Successor"). The term "Corporation" wherever used in this Agreement shall include the Corporation's Successor.

     9.  Severance. If at any time during the Employment Period the
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Corporation terminates the Executive's employment without Cause, then
Executive shall, (a) be entitled to receive monthly base salary at the annual rate then in effect for the balance of the Employment Period, and
(b) provided that Executive has been employed for at least the first three months of the fiscal year, be entitled to receive a prorated portion of the year end cash bonus Executive would have earned based on full fiscal year results with said bonus payable at the normal time. Proration examples would be: two months = 0%; six months = 50%; nine months = 75%; etc. If at any time during the employment period, (a) this Agreement terminates as a result of the death of the Executive, (b) this Agreement terminates as a result of the Executive voluntarily quitting, (c) the Corporation terminates the Executive for disability in accordance with paragraph 1(b), or (d) the Corporation terminates the Executive for Cause in accordance with this paragraph, then all of the Executive's rights under this Agreement which would accrue following the date of that termination shall cease. For these purposes "Cause" shall mean (i) the continued failure by the Executive to substantially perform his duties with the Corporation (other than any such failure resulting from his incapacity due to physical or mental illness - which is addressed in paragraph 1(b)) after a written demand for substantial performance is delivered to him by the Board of Directors of the Corporation, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties or (ii) the engaging by the Executive in misconduct which is demonstrably and materially injurious to the Corporation monetarily or otherwise and the existence of Cause is determined in good faith by the Corporation's Board of Directors.

     10.  Mitigation.  Executive shall not be obligated to seek other
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employment in mitigation of the amounts payable under any provision of this Agreement.  However, should he commence other employment, any


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compensation received from such employment and related to services he performs prior to January 31, 2004, shall offset and reduce the Corporation's obligations to make the payments under this Agreement.

     11.  Waiver.  No waiver of any breach or failure to perform the
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terms, covenants and conditions of this Agreement shall be binding upon the parties hereto unless the same shall be in writing. Any such waiver shall be for one time only and shall not be for any future breach of failure to perform under the terms of this Agreement.

     12.  Inventions.  Any and all inventions, designs and the like
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created by Executive during the term of this Agreement, which relate to or are connected with the business then being conducted by the Corporation, shall be the sole and exclusive property of the Corporation. The Corporation shall have the right, at its sole cost and expense, to take out copyrights or obtain letters patent on any such inventions, designs and the like, and such copyrights and renewals thereof shall likewise be the sole and exclusive property of the Corporation. Executive shall, at no cost or expense to him, cooperate in effectuating the registration of any claim to copyright or patent or any other proceedings to afford protection thereunder.

     13.  Notices.  All notices, requests, offers, demands and other
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communications hereunder shall be in writing and shall be effectively given or made when mailed by registered or certified mail, return receipt requested, and when directed to the party at the address given herein, or to such other address as either party may hereafter designate in writing.


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     If to Executive:

     To Executive's current address as shown
     on the Company's records

     If to the Corporation:

     Kellwood Company
     600 Kellwood Parkway
     P.O. Box 14374
     St. Louis, MO 63178
     Attention: Secretary

     14.  Choice of Law.  The Agreement shall be construed in accordance
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with and governed under the laws of the State of Missouri.

     15.  Successors and Assigns.  This Agreement shall be binding upon
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and inure to the benefit of the parties hereto, their heirs, executors, successors and assigns.

     16.  Entire Agreement.  This Agreement constitutes the entire
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understanding between the parties hereto and may not be modified, amended, altered or changed except in writing signed by the parties.

     17.  Partial Invalidity.  If any provision or portion of this
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Agreement shall, to the extent, be invalid or unenforceable, the remainder of this Agreement or the application of such portion or provision in circumstances other than those to which it is held invalid or unenforceable shall not be effected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.



                                 KELLWOOD COMPANY


                                                  /s/
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 SECRETARY                       James S. Marcus
                                 Chairman of the Compensation and Stock
                                 Option Committee


                                 EXECUTIVE


                                                  /s/
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